EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: Drinks Americas Holdings, Ltd.

We consent to the reference to our firm in this Registration Statement on Form S-8 filed with the Securities and Exchange Commission (“the SEC”) on January 6, 2011 to offer Drinks Americas 2011 Incentive Stock Plan and to the incorporation by reference therein of our report dated August 13, 2010 with respect to the consolidated financial statements of Drinks Americas Holdings, Ltd, and Affiliates included in its Annual Report, Form 10-K, for the year ended April 30, 2010 filed with the SEC on August 13, 2010.

/s/ Bernstein & Pinchuk LLP

New York, New York
January 6, 2011